Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) dated as of December 1, 2016 between GIAN DOMENICO TROMBETTA (the “Executive”) and WAND DENTAL INC. (the “Company”).

WHEREAS, the Company and the Executive are parties to an Employment Agreement dated as of September 1, 2014 pursuant to which the Executive serves as the Chief Executive Officer of the Company (the “Employment Agreement”); and

WHEREAS, in accordance with the Renewal provisions set forth in Section 2 of the Employment Agreement, the current Employment Term is for the one-year period commencing September 1, 2016 and ending August 31, 2017, unless such term is extended or terminated as provided in Sections 2 and 7, respectively; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) has at meetings held on February 2, 2016 and May 24, 2016, respectively, approved resolutions increasing Executive’s Base Compensation from $240,000 to $280,000 per annum and establishing a Bonus Plan for the Executive for 2016; and

WHEREAS, the Company and the Executive desire to amend and restate the Employment Agreement to reflect the changes in the potential compensation payable to the Executive.

NOW, THEREFORE, in consideration of the premises and covenants herein contained, the parties hereto agree that the Employment Agreement is hereby amended and restated to read as follows:

1.	Employment Term

Subject to the terms and conditions hereof, the Company employs the Executive and the Executive accepts such employment for the one-year period commencing September 1, 2016 and ending August 31, 2017 (the “Employment Term”), unless the Employment Term is extended or terminated as provided in Sections 2 and 7, respectively.

2.     Renewal. The Employment Term shall be extended for a one-year period unless prior to June 1 of any year preceding the end of the Employment Term either party notifies the other that he or it chooses not to extend the Employment Term.

3.     Duties and Responsibilities.   During the Employment Term, the Executive shall serve as the Chief Executive Officer of the Company and as the holder of such other senior executive positions consistent therewith as the Board may determine. He shall report to, and be subject to, the direction of the Company’s Board of Directors with such duties and responsibilities as are commensurate with his title and position. The Executive shall work on a substantially full time basis and shall devote his time, energy and attention to the business of the Company; it being understood that Executive’s employment hereunder shall not preclude his working on other non-competitive business matters that do not interfere with his duties hereunder.

4.     Compensation.

(a)     Base Compensation. In payment for services to be rendered by the Executive hereunder, commencing January 1, 2016, the Executive shall be entitled to annual Base Compensation in cash, less any withholding required by law; of $280,000 per annum, payable monthly or on such more frequent schedule as the Company may elect. The Executive may be entitled to such increases in Base Compensation with respect to each calendar year during the term of this Agreement, as shall be determined by the Compensation Committee in its sole and absolute discretion, based on an annual review of the Executive’s performance.

(b)     Bonus Compensation. Executive shall be eligible to receive additional bonus compensation, payable in cash or equity, as determined from time to time in the sole discretion of the Compensation Committee. Nothing contained in this Section 4(b) shall obligate the Company to pay a bonus to Executive, unless the Compensation Committee determines to award such a bonus to Executive.

(c)     Specified Employee. If the Executive is a “specified employee” of the Company within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code (the “Code”) (or any successor provision), no payment in connection with the Executive’s termination of employment (other than a payment of salary through the date of such termination, and payments on account of termination of employment by reason of death) shall be made until the date which is six (6) months after the date of the termination of the employment of the Executive (or, if earlier, the date of death of the Executive); provided further, if the Company determines based upon written advice of counsel that any such payment if made during the calendar year that includes the termination date would not be deductible in whole or in part by reason of Code § 162(m), such payment shall be made on January 2 of the following calendar year (or such later date as may be required under the preceding proviso if the Executive is a “specified employee”).

5.     Expenses. During the Employment Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable travel expenses incurred by him (in accordance with the policies and procedures established from time to time by the Board of Directors of the Company) in performing services hereunder, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

6.     Other Benefits. The Executive shall be entitled to additional benefits for (a) paid vacation during each year of the term as do not interfere with the performance of his duties hereunder and as are not reasonably objected to by the Company’s Board of Directors, (b) paid holidays in accordance with the Company’s usual holiday schedule plus eight additional paid holiday, or personal days, to be taken at such time as the Executive determines (c) such major medical, family health and dental coverage benefits and long-term disability group plan coverage generally available to the Company's senior officers.

7.     Termination. The Executive's employment hereunder may be terminated under the following circumstances:

(a)     The Company shall have the right to terminate the employment of the Executive under this Agreement for disability in the event the Executive suffers an injury, or physical or mental illness or incapacity of such character as to substantially disable him from performing his duties hereunder for a period of more than one hundred eighty (180) consecutive days upon the Company giving at last thirty (30) days written notice of termination; provided, however, that if the Executive is eligible to receive disability payments pursuant to a disability insurance policy or policies paid for by the Company, the Executive shall assign such benefits to the Company for all periods as to which he is receiving payment under this Agreement.

(b)     This Agreement shall terminate upon the death of Executive.

(c)     The Company may terminate this Agreement at any time for “Cause” because of (i) his being convicted of criminal charges or violating such rules and regulations of the Securities and Exchange Commission as may result in criminal action or material fines against the Company, (ii) Executive’s material breach of any term of this Agreement or (iii) the willful engaging by the Executive in misconduct which is materially injurious to the Company, monetarily or otherwise; provided, in the case or (ii) or (iii), however, that the Company shall not terminate this Agreement pursuant to this Section 7(c) unless the Company shall first have delivered to the Executive a notice which specifically identifies such breach or misconduct, specifies reasonable corrective action and the Executive shall not have cured the breach or corrected the misconduct within fifteen (15) days after receipt of such notice.

(d)     The Executive may terminate his employment for “Good Reason” on five days written notice if:

(i)	he is assigned, without his express written consent, any duties inconsistent with his positions, duties, responsibilities, authority and status with the Company as of the date hereof, or a change in his reporting responsibilities or titles as in effect as of the date hereof, except in connection with the termination of his employment by him without Good Reason; or

(ii)	his compensation is reduced or

(iii)

any purchaser or purchasers of substantially all of the business or assets of the Company do not agree, at or prior to the closing of any such transaction, by agreement in form and substance satisfactory to the Executive to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no sale was consummated.

8.     Nondisclosure; Noncompetition.

(a)     The Executive agrees not to use or disclose, either while in the Company's employ or at any time thereafter, except with the prior written consent of the Board of Directors, any trade secrets, proprietary information, or other information that the Company considers confidential relating to processes, suppliers (including but not limited to a list or lists of suppliers), customers (including but not limited to a list or lists of customers), compositions, improvements, inventions, operations, processing, marketing, distributing, selling, cost and pricing data, or master files utilized by the Company, not presently generally known to the public, and which is, obtained or acquired by the Executive while in the employ of the Company.

(b)     During his employment and for a period of two years thereafter, the Executive shall not, directly or indirectly; (i) in any manner, engage in any business which competes with any business conducted by the Company (including any subsidiary) and will not directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with any corporation, firm or business that is so engaged (provided, however, that nothing herein shall prohibit the Executive from owning not more than three percent (3%) of the outstanding stock of any publicly held corporation), (ii) persuade or attempt to persuade any employee of the Company to leave the employ of the Company or to become employed by any other entity, or (iii) persuade or attempt to persuade any current client or former client with leaving, or to reduce the amount of business it does or intends or anticipates doing with the Company.

(c)      During his employment with the Company, and for two years thereafter, the Executive shall not take any action which might divert from the Company any opportunity learned about by him during his employment with the Company (including without limitation during the Employment Term) which would be within the scope of any of the businesses then engaged in or planned to be engaged in by the Company.

(d)      In the event that this Agreement shall be terminated, then notwithstanding such termination, the obligations of the Executive pursuant to this Section 8 of this Agreement shall survive such termination.

9.     Successors; Binding Agreement.

(a)     The Company shall require any purchaser or purchasers of the Company or any purchaser or purchasers of substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business or assets which executes and delivers the agreement provided for in this Section 9(a) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)     This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there be no such designee, to the Executive's estate.

10.      Amendment; Waiver. No provisions of this Agreement may be modified, supplemented, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

11.      Applicable Law.   The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey without regard to its conflict of laws principles.

12.      Severability of Covenants. In the event that any provision of this Agreement, including any sentence, clause or part hereof, shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall not be affected, but shall remain in full force and effect and any invalid and enforceable provisions shall be deemed, without further action on the part of the undersigned, modified, amended and limited solely to the extent necessary to render the same valid and enforceable.

  13.     Remedies.

(a)     In the event of a breach or threatened breach of any of the Executive's covenants under Section 8, the Executive acknowledges that the Company will not have an adequate remedy at law. Accordingly, in the event of any such breach or threatened breach, the Company will be entitled to such equitable and injunctive relief as may be available to restrain the Executive from the violation of the provisions thereof.

(b)     Nothing herein shall be construed as prohibiting the Company, on the one hand, and the Executive, on the other hand, from pursuing any remedies available at law or in equity for any breach or threatened breach of the provisions of this Agreement by the other party, including the recovery of damages.

(c)     If the Company terminates this Agreement at any time without Cause (as defined above in section 7(c)) or the Executive terminates his employment for a Good Reason (as defined above in Section 7(d)), the Executive shall be entitled under this Section 13(c) to receive an amount equal to the amount of the compensation payments that, but for his termination of employment, would have been payable to the Executive under Section 4(a) as follows:

Termination under Section 13(c)	Compensation under Section 4(a)

Within the first full calendar year of the Executive’s employment	an amount equal to the amount of compensation payments for 4 months

Within the second full calendar year of the Executive’s employment	an amount equal to the amount of compensation payments for 12 months

Within or after the third full calendar year of the Executive’s employment	an amount equal to the amount of compensation payments for one 18 month period

(d)     The above amounts shall be deemed liquidated damages, and not a penalty. The Executive shall not be required to mitigate the amount of any payment received pursuant to this paragraph nor shall the amount payable under this paragraph be reduced by any compensation earned by the Executive after the date of his termination of employment.

14. Notices.   Any notice, request, instruction or other document to be given hereunder by any party to the other party shall be in writing and shall be deemed to have been duly given when delivered personally or five (5) days after dispatch by registered or certified mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made:

If to the Company
addressed to:	Wand Dental Inc.
220 South Orange Avenue
Livingston Corporate Park
Livingston, New Jersey 07039
Attn: Leonard Osser

with a copy to:	Morse, Zelnick, Rose & Lander, LLP
825 Third Avenue, 16th Floor
New York, New York 10022
Attn: Kenneth S. Rose, Esq.

If to the Executive
addressed to:	Mr. Gian Domenico Trombetta
BP4 S.p.A.,
c/o Innovest S.p.A., Corso Venezia 44
Milano, Italy 20121

or to such other address as the one party shall specify to the other party in writing.

15. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Employment Agreement on the date and year first above written.

WAND DENTAL INC.

By:	/s/ Leonard Osser
Leonard Osser
Chairman

/s/ Gian Domenico Trombetta
Gian Domenico Trombetta